FBL Financial Group Reports First Quarter 2020 Results

Company Highlights

•	First quarter 2020 net loss attributable to FBL Financial Group of $2.5 million, or $0.10 per common diluted share.

•	First quarter 2020 adjusted operating income(1) of $19.6 million, or $0.79 per diluted common share.

•	Capital returned to shareholders of $50 million year-to-date in 2020

West Des Moines, Iowa - May 7, 2020 - FBL Financial Group, Inc. (NYSE: FFG) today reported a net loss attributable to FBL Financial Group for the first quarter of 2020 of $2.5 million, or $0.10 per diluted common share, compared to net income of $34.0 million, or $1.37 per diluted common share, for the first quarter of 2019. Adjusted operating income(1) totaled $19.6 million, or $0.79 per common share, for the first quarter of 2020, compared to $25.9 million, or $1.04 per common share, for the first quarter of 2019. First quarter 2020 earnings reflect:

•	Higher amortization of acquisition costs in the Corporate and Other segment due to the negative impact of equity markets on separate account performance

•	An increase in reserves associated with Guaranteed Living Withdrawal Benefits (GLWB) due to the unfavorable impact of market performance

•	Better than expected mortality experience

•	Continued investment in the Wealth Management business

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes realized gains and losses on investments, which includes the change in fair value of equity securities and the change in allowances for credit losses on investments, and the change in fair value of derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"To provide for the health and safety of our employees during the COVID-19 pandemic, we transitioned to a mostly work-from-home environment in a matter of days. The transformation was carried out with minimal interruption to supporting our agents, advisors and client/members," said Daniel D. Pitcher, Chief Executive Officer of FBL Financial Group, Inc. "FBL Financial Group’s first quarter financial results were negatively impacted by financial market performance related to the COVID-19 pandemic. At the same time, we returned $50 million to shareholders via repurchases and the payment of a special dividend of $1.50 per share and our increased quarterly dividend of $0.50 per share. While we had a negative impact to earnings this quarter, we entered this challenging time from a position of financial strength. I am confident that we will navigate these difficult financial markets given our high-quality, diversified investment portfolio and strong capital position. Farm Bureau Life Insurance Company is strong and has successfully charted rough waters in its 75-year history. Today we are as committed as ever to meeting the needs of our employees, agents and advisors and protecting the livelihoods and futures of our client/members."

Product Revenues
Premiums and product charges for the first quarter of 2020 totaled $81.0 million compared to $80.7 million in the first quarter of 2019. Interest sensitive product charges increased one percent while traditional life insurance premiums were flat during the quarter. Premiums collected(2) in the first quarter of 2020 totaled $154.0 million compared to $160.7 million in the first quarter of 2019. Total life insurance premiums collected increased six percent while annuity premiums collected decreased 16%.

Investment Income
Net investment income in the first quarter of 2020 totaled $74.9 million, compared to $109.6 million in the first quarter of 2019. This decrease reflects a change in the fair value of derivatives and a lower investment yield partially offset by an increase in average invested assets. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 4.72 percent for the three months ended March 31, 2020 compared to 4.97 percent for the three months ended March 31, 2019. At March 31, 2020, 97 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses
Benefits and expenses totaled $141.1 million in the first quarter of 2020, compared to $163.5 million in the first quarter of 2019.

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The change in fair value of the embedded derivatives on our index products is included in interest sensitive product benefits. This change decreased benefits by $21.1 million in the first quarter of 2020 and increased benefits by $9.3 million in the first quarter of 2019.

•
Death benefits, net of reinsurance and reserves released, totaled $29.8 million in the first quarter of 2020, compared to $33.9 million in the first quarter of 2019. By its nature, mortality experience can fluctuate from quarter to quarter.

•
Amortization of acquisition costs includes an additional $3.7 million in the first quarter of 2020 due to the negative impact of equity markets on separate account performance. This compares to $2.4 million less amortization in the first quarter of 2019 due to the positive impact of equity markets on separate account performance.

Net Realized Losses
In the first quarter of 2020, FBL Financial Group recognized net realized losses on investments of $13.4 million. This is attributable to realized losses on sales of $0.2 million and a net loss from equity securities held at quarter end of $13.2 million. We adopted new accounting rules on January 1, 2020, for the accounting for credit losses associated with certain financial instruments. The initial impact from adoption of $2.7 million, net of offsets, was reported as a direct adjustment to Stockholders' equity. During the first quarter of 2020 additional credit losses of $12.3 million were recorded as an increase to the allowances for credit losses and reported in earnings. This consisted of a $12.2 million allowance for fixed maturities and a $0.1 million allowance for commercial mortgage loans.

Stock Repurchases
During the first quarter of 2020, FBL Financial Group repurchased 24,525 shares of its Class A common stock. FBL Financial Group has $35.5 million remaining under its current stock repurchase program.

Capital and Book Value
As of March 31, 2020, the book value per share of FBL Financial Group common stock totaled $54.02, compared to $60.12 at December 31, 2019. Book value per share, excluding accumulated other comprehensive income(3), totaled $43.54 at March 31, 2020, compared to $45.73 at December 31, 2019. The March 31, 2020 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 525 percent.

Further Financial Information
Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call
FBL Financial Group will hold a conference call with investors tomorrow, May 8, 2020, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Forward-Looking Statements
Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation and the impact of the COVID-19 pandemic and any future pandemics. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

About FBL Financial Group
FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2020	2019
Revenues:
Interest sensitive product charges	$31,720	$31,266
Traditional life insurance premiums	49,308	49,392
Net investment income	74,917	109,640
Net realized capital gains (losses)	(13,401)	10,157
Change in allowance for credit losses on investments	(12,261)	—
Other-than-temporary impairment losses	—	(869)
Other income	4,980	3,970
Total revenues	135,263	204,425

Benefits and expenses:
Interest sensitive product benefits	44,351	70,596
Traditional life insurance benefits	46,208	46,675
Policyholder dividends	2,529	2,534
Underwriting, acquisition and insurance expenses	39,421	36,189
Interest expense	1,213	1,212
Other expenses	7,421	6,250
Total benefits and expenses	141,143	163,456
	(5,880)	40,969
Income tax benefit (expense)	3,081	(6,276)
Equity income, net of related income taxes	228	220
Net income (loss)	(2,571)	34,913
Net (income) loss attributable to noncontrolling interest	56	(1)
Net income (loss) attributable to FBL Financial Group, Inc.	$(2,515)	$34,912

Earnings (loss) per common share	$(0.10)	$1.37

Weighted average shares - basic	24,762,820	24,765,277
Effect of dilutive securities - stock-based compensation	—	11,176
Weighted average shares - diluted	24,762,820	24,776,453

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude realized gains and losses on investments, which includes the change in fair value of equity securities and the change in allowances for credit losses on investments, and the change in fair value of derivatives, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2020	2019
	(Dollars in thousands, except per share data)
Net income (loss) attributable to FBL Financial Group	$(2,515)	$34,043
Adjustments:
Net realized gains/losses on investments(a)	20,112	(7,230)
Change in fair value of derivatives(a)	2,039	(911)
Adjusted operating income	$19,636	$25,902

Adjusted operating income per common share - assuming dilution	$0.79	$1.04

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2020	December 31, 2019
Book value per share	$54.02	$60.12
Less: Per share impact of accumulated other comprehensive income	10.48	14.39
Book value per share, excluding accumulated other comprehensive income	$43.54	$45.73

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $258.4 million at March 31, 2020 and $354.8 million at December 31, 2019. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2020	December 31, 2019
Assets
Investments	$8,969,168	$9,091,623
Cash and cash equivalents	17,524	17,277
Deferred acquisition costs	337,972	289,456
Other assets	442,702	435,969
Assets held in separate accounts	525,582	645,881
Total assets	$10,292,948	$10,480,206

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,502,843	$7,393,549
Other policy funds, claims and benefits	595,252	597,256
Debt	107,000	97,000
Other liabilities	227,949	260,604
Liabilities related to separate accounts	525,582	645,881
Total liabilities	8,958,626	8,994,290

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,754	152,661
Class B common stock	72	72
Accumulated other comprehensive income	258,422	354,764
Retained earnings	920,032	975,260
Total FBL Financial Group, Inc. stockholders' equity	1,334,280	1,485,757
Noncontrolling interest	42	159
Total stockholders' equity	1,334,322	1,485,916
Total liabilities and stockholders' equity	$10,292,948	$10,480,206

Common shares outstanding	24,642,190	24,664,215

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